SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
 Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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                       GE CAPITAL LIFE SEPARATE ACCOUNT II
                                     (Name)

                              2 Manhattanville Road
                          Purchase, New York 10577-0827
                     (Address of Principal Business Office)


                                 (914) 253-8822
                    (Telephone Number (including area code))


                             J. Neil McMurdie, Esq.
                  GE Capital Life Assurance Company of New York
                              2 Manhattanville Road
                          Purchase, New York 10577-0827
               (Name and Address of Agent for Service of Process)



 Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this Form N-8A:

    Yes [X]                                                          No [ ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York, and State of New York on the 10th day of November, 1997.


                               GE CAPITAL LIFE SEPARATE ACCOUNT II


                               By: GE Capital Life Assurance Company of New York



                                   By: /s/BARRY J. GROSSMAN
                                       --------------------
                                       Barry J. Grossman, President


Attest:


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